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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Analysts International Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANALYSTS INTERNATIONAL

# 2007
## Annual Meeting of Shareholders

## Notice of Annual Meeting and Proxy Statement

3601 West 76th Street
Edina MN 55435

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ANALYSTS INTERNATIONAL CORPORATION

Notice is hereby given to the holders of the shares of Common Stock of Analysts International Corporation that the Annual Meeting of Shareholders of the Company will be held at the Edina Country Club, 5100 Wooddale Avenue, Edina, MN 55424 on Thursday, May 24, 2007 at 3:00 p.m. Central Daylight Time, to consider and act upon the following matters:

  1.
  To elect seven members to the Board of Directors.

  2.
  To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm to examine the Company's accounts for the year ending December 29, 2007.

  3.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 26, 2007 will be entitled to vote at the meeting and adjournments of the meeting.

You are cordially invited to attend the meeting. Even if you do not plan to attend the meeting, we urge you to sign, date and return the proxy at once in the enclosed envelope.

                      By the Order of the Board of Directors

                      Colleen M. Davenport
                       Secretary

April 13, 2007
Edina, Minnesota
(approximate date of mailing)

3601 West 76th Street
Edina, MN 55435

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Outstanding Shares and Voting Rights

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form, for use at the 2007 Annual Meeting of Shareholders of the Company on May 24, 2007, at the location and for the purposes set forth in the Notice of Annual Meeting, and at any adjournment thereof. Shares will be voted in the manner directed by the shareholders through their proxies, Internet voting or telephone voting. As of the record date, March 26, 2007, there were 25,135,730 shares of common stock outstanding and entitled to be voted. Each share is entitled to one vote. Cumulative voting is not permitted.

Proxy cards that are signed by shareholders but lack any such specification will be voted in favor of the proposals as set forth herein. A shareholder giving a proxy may revoke it at any time before it is exercised by (a) delivering to the Secretary of the Company, at or prior to the meeting, a later dated duly executed proxy relating to the same shares, or (b) delivering to the Secretary of the Company, at or prior to the meeting, a written notice of revocation bearing a later date than the proxy. Any written notice or proxy revoking a previously submitted proxy should be sent to Analysts International Corporation, 3601 West 76th Street, Edina, Minnesota 55435, Attention: Colleen M. Davenport, Secretary.

Alternatively, in lieu of returning signed proxy cards, shareholders of record can vote their shares over the Internet or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate shareholders' identities, to allow shareholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. The proxy card covers the number of shares to be voted, including any shares held for those who own shares of common stock through the Analysts International Savings and Investment Plan.

The enclosed proxy card also serves as a voting instruction to the Trustee of the Analysts International Savings and Investment Plan for shares held in the Plan as of the record date, provided that instructions are furnished over the Internet or by telephone by 1:00 a.m. Central Daylight Time on May 24, 2007, or that the card is signed, returned, and received by the Trustee no later than May 23, 2007. If instructions are not received over the Internet or by telephone by 1:00 a.m. Central Daylight Time on May 24, 2007, or if the signed proxy card is not returned and received by May 23, 2007, the shares in the Plan will be voted by the Trustee in proportion to the shares for which the Trustee receives timely voting instructions.

Directors will be elected by a favorable vote of a plurality of the common shares cast with respect to the election of directors. The affirmative vote of a majority of the common shares voting at the meeting is required for the ratification of the appointment of auditors.

All shares voted by proxy, including abstentions, will be counted in determining whether a quorum is present at the meeting. Abstentions and broker non-votes will not affect the two proposals to be acted upon at the meeting.

Solicitation of Proxies

Solicitation will be conducted primarily by mail, and, in addition, directors, officers and employees of the Company may solicit proxies personally, by telephone or by mail at no additional compensation to them. The Company will reimburse brokerage houses and other custodians for their reasonable expenses in forwarding proxy materials to beneficial owners of common stock. The Company has retained D. F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to assist with solicitation of proxies from brokerage houses and other custodians who are record holders of shares owned beneficially by others, the estimated cost of which is $6,500 plus out-of-pocket expenses.

CORPORATE GOVERNANCE

The business affairs of the Company are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and the Company's Articles of Incorporation and Bylaws. Members of the Board of Directors are informed of the Company's business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees, among other activities. The corporate governance practices that the Company follows are summarized below.

Board Independence, Independent Committees and Communications to Board

Majority Independent Board / Executive Sessions

The Company's Board of Directors is comprised of a total of seven members. Six of the members are "independent" as defined by the rules and regulations of Nasdaq and the Securities and Exchange Commission. Six of the nominees proposed for election herein are "independent" as defined by the rules and regulations of Nasdaq and the Securities and Exchange Commission.

The current independent directors are: Brigid A. Bonner, Willard W. Brittain, Krzysztof K. Burhardt, Michael B. Esstman, Margaret A. Loftus, and Robb L. Prince. The independent directors hold regularly scheduled executive sessions, generally in conjunction with regularly scheduled board meetings, but in no event less than two times per year, with Mr. Esstman acting as the lead director. Current director Michael J. LaVelle is precluded from being considered independent because he is or was within the last three years an executive officer of the Company.

Code of Ethical Business Conduct and Code of Ethics for Senior Financial Executives

The Board of Directors has adopted a Code of Ethical Business Conduct that applies to all employees of the Company and a Code of Ethics for Senior Financial Executives (collectively "Codes of Ethics"). The Codes of Ethics are publicly available free of charge in the Investor Relations section of the Company's website at www.analysts.com. If any substantive amendments to the Codes of Ethics are made or a waiver granted to the Company's executive officers, including any implicit waiver, from a provision of the Codes of Ethics, the Company will disclose the nature of such amendments or waiver on the Company's website at www.analysts.com or in a report on Form 8-K.

Board Committees and Compensation

The three standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nomination/Governance Committee.

  Audit Committee

The members of the Audit Committee, all of whom are non-employee directors, are: Robb L. Prince (Chair), Willard W. Brittain and Michael B. Esstman. All of the members of the Audit Committee are "independent" as defined by the rules and regulations of Nasdaq and the Securities and Exchange Commission. The Committee held four meetings during the past fiscal year, and Committee members consulted with one another on Committee matters between meetings. The Committee's purpose is to oversee the majority of the Company's accounting and financial reporting policies and practices and to assist the Board of Directors in fulfilling its fiduciary and corporate accountability responsibilities.

  Audit Committee Duties and Responsibilities

The Committee's responsibilities include: i) appointment, retention and compensation of the Company's independent registered public accounting firm; ii) review and approval of the scope of the annual audit as proposed by the independent registered public accounting firm; iii) review of the results of the annual audit and quarterly reviews conducted by the independent registered public accounting firm; iv) review and pre-approval of non-audit services to be rendered by the Company's independent registered public accounting firm; v) maintaining a system for anonymous reporting of accounting irregularities; and vi) considering recommendations of the independent registered public accounting firm regarding the Company's system of internal accounting controls and financial reporting.

The Committee's responsibilities also include conducting executive sessions with the external auditors, management, Chief Financial Officer and internal audit staff as necessary, reviewing the performance of the external auditors and discharging them if necessary. The Company's independent registered public accounting firm always has direct access to Audit Committee members. The Committee is required to prepare and present an annual report to the Board as called for in the Committee's Charter. This Proxy Statement provides further information about the Audit Committee under the caption "Report of the Audit Committee."

The Audit Committee Charter, previously adopted and amended by the Company's Board of Directors, further describes the role of the Audit Committee in overseeing the Company's financial reporting process. The Charter is available free of charge in the Investor Relations section of the Company's website.

  Audit Committee Financial Expert

The Board of Directors has determined that Michael Esstman is an "audit committee financial expert" as defined by the Securities and Exchange Commission. Mr. Esstman is the general partner of Esstman Investments Ltd., a partnership that makes and manages investments. Mr. Esstman retired as Senior Vice President of GTE International Telecom Services, GTE Corporation. Prior to serving as Senior Vice President at GTE, Mr. Esstman was Executive Vice President, Customer Segments, at GTE Domestic Telephone Operations from 1995 to 1997 and held various positions, including Controller and President Eastern Region at Contel, Inc., prior to Contel's acquisition by GTE. He has been a director of Analysts International since December 2002 and is the Board's Lead Director. Mr. Esstman's responsibilities at GTE and Contel required an understanding of generally accepted accounting principles and financial statements and the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves.

Mr. Esstman's duties at GTE and Contel also required him to analyze and evaluate financial statements and to supervise one or more people in the preparation, audit, analysis or evaluation of financial statements. The Board of Directors also has concluded that the complexity of the accounting issues raised by Mr. Esstman's duties at GTE and Contel, as well as his significant experience as an active member of the investment community, presents a breadth and level of complexity of accounting issues generally comparable to those raised by Analysts International's financial statements. Mr. Esstman's past experience on the Analysts International Audit Committee has given Mr. Esstman an understanding of internal controls and procedures for financial reporting and audit committee functions.

  Compensation Committee

The members of the Compensation Committee are: Margaret A. Loftus (Chair), Brigid A. Bonner, Willard W. Brittain and Krzysztof K. Burhardt. All of the Committee members are independent directors. The Committee held eight meetings and took action on stock option grants at regular board meetings. The Committee took two actions without meeting during the fiscal year. Committee members also consulted with one another on Committee matters during the year. The Committee's purpose is to monitor management compensation for consistency with corporate objectives and shareholders' interests. It approves the annual salaries and incentive plans for executive officers, monitors and administers retirement plans for executive officers, grants options under the Company's employee stock plans, and oversees and monitors compensation plans for other key management positions.

  Nomination/Governance Committee

The Nomination/Governance Committee is comprised of four non-employee directors who are "independent" as defined under the rules and regulations of Nasdaq and the Securities and Exchange Commission. The current members of the Committee are Krzysztof K. Burhardt (Chair), Brigid A. Bonner, Michael B. Esstman, Margaret Loftus and Robb L. Prince. The Committee held four meetings during the fiscal year, and Committee members consulted with one another on Committee matters throughout the year.

  Nomination/Governance Committee Duties and Responsibilities

The Committee is responsible for: i) developing, reviewing and revising the Company's corporate governance standards, and codes of conduct; ii) policies and processes for evaluation of all Board members and the chairperson, election or reelection of Board members and succession planning; iii) reviewing the skills composition of the Board and making recommendations based thereon; iv) overseeing organization, membership and evaluation of Board committee members and v) overseeing the Company's related party transactions policy. In addition, the Committee also meets as necessary to consider the nomination and screening of the Board candidates and the performance of Board members.

A copy of the Nomination/Governance Committee Charter, which has been adopted by the Company's Board of Directors and further describes the role of Committee, is available free of charge in the Investor Relations section of the Company's website.

  Policies Concerning Nomination Process

The Nomination/Governance Committee believes that candidates for directors should have certain minimum qualifications, including possessing the ability to read and understand basic financial statements; being under 72 years of age (except those directors already serving on the Board prior to December 13, 2002); having experience with the Company's business and industry or experience in general business practices; having high moral character and mature judgment; being able to work collegially with others; and not currently serving on more than four Boards of public companies. The Nomination/Governance Committee reserves the right to modify these minimum qualifications from time to time.

The Nomination/Governance Committee will consider candidates for nomination as a candidate recommended by shareholders, directors, third party search firms engaged by the Company and other sources. In evaluating director nominees, the Committee considers the following factors: i) the appropriate size and the diversity of the Company's Board of Directors; ii) the needs of the Board with respect to the particular talents and experience of its directors; iii) the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board; iv) familiarity with domestic and international business matters; v) experience with accounting rules and practices; vi) appreciation of the relationship between the Company's business and changes in the Company's industry and business in general; and viii) the desire to balance the considerable benefit of board continuity with the periodic injection of the fresh perspective provided by new members.

A shareholder who wishes to recommend one or more directors must provide a written recommendation to the Company at the address below. Notice of a recommendation must include the name and address of the shareholder making the recommendation and the class and number of shares such shareholder owns. With respect to the person being recommended, the shareholder should include the recommended person's name, age, business address, residence address, current principal occupation, five-year employment history with employer names and a description of the employer's business, the number of shares beneficially owned by the recommended person, whether such person can read and understand basic financial statements, and board membership, if any.

The Nomination/Governance Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation.

Analysts International Corporation
ATTN: Corporate Secretary
3601 West 76th Street
Edina, MN 55435

Communications with the Board

The Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any of the directors c/o Corporate Secretary, Analysts International Corporation, 3601 West 76th Street, Edina, MN 55435. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.

Board Meetings

During the past fiscal year, the Board of Directors held six regular meetings and one special meeting. The Board of Directors took two actions without meeting during the fiscal year. Collectively, the incumbent directors attended at least 99% of the aggregate of all meetings of the Board of Directors and of the committees, if any, upon which such director served, during the period for which such person has been a director or committee member.

Attendance at Annual Shareholders Meeting

The Company expects directors to attend the Annual Shareholders Meeting. The Company has adopted a formal policy that all directors attend the Annual Meeting. The policy also provides that, in the event that a director is unable to attend the Annual Meeting, the director must send a written notice at least ten (10) days prior to such meeting, or as soon as practicable in the event of sudden or emergent circumstances. All of our Board members attended the 2006 Annual Shareholders Meeting.

PROPOSAL NUMBER ONE

Election of Directors

Nominees

The Bylaws of the Company provide that Board of Directors shall consist of seven or more directors. The Nomination/Governance Committee recommended to the Board the following persons to be elected as directors of the Company for a term of one year. Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend. Unless otherwise instructed by the shareholder, the proxy holders will vote the proxies received by them for the Company's nominees named below.

Brigid A. Bonner,  46,
is Senior Vice President, Strategy and Planning for Specialized Health Solutions, an operating group within the Specialized Care Division of United Health Group ("UHG"), where she has been employed since January 2003. Previously she was Senior Vice President and CIO of UHG's Specialized Care Services Business Unit and, prior to that, she led United Health Technologies, UHG's corporate shared infrastructure services technology division, responsible for enterprise IT planning and architecture. Prior to joining UHG, Ms. Bonner was Chief Information Officer and Chief Marketing Officer at SimonDelivers.com, an online home grocery delivery company, from 2000 until late 2002. She has been a director since April 2006. She is a member of the Compensation and Nomination/Governance Committees.

Willard W. Brittain,  59,
is the Chairman and Chief Executive Officer of Professional Resources on Demand (PREOD), a flexible staffing and executive search company. Prior to joining PREOD in October 2002, he was the Chief Operating Officer of PricewaterhouseCoopers LLP and PwC Consulting from 1995-2000 and from 2000-2002, respectively. Mr. Brittain is also a director of Perini Corporation and is on the Boards of Directors of the National Urban League and the New York City YMCA. He has been a director since April 2005. He is a member of the Audit and Compensation Committees.

Krzysztof K. Burhardt,  64,
is a Partner at Clotho & Associates, a firm specializing in the identification of technical and business ventures. Prior to joining Clotho & Associates, Mr. Burhardt was Vice President Technology at Honeywell International from June 1999 to August 2000 and Vice President, Honeywell Technology Center at Honeywell, Inc. from May 1998 to June 1999. From 1995 to 1998, he was Vice President and Chief Technology Officer at Imation Corporation. He has been a director since December 2002. He is the Chair of the Nomination/Governance Committee and a member of the Compensation Committee.

Michael B. Esstman,  60,
is general partner of Esstman Investments, Ltd., retired Senior Vice President, GTE International Telecom Services, GTE Corporation. Prior to serving as Senior Vice President at GTE, Mr. Esstman was Executive Vice President, Customer Segments, GTE Domestic Telephone Operations from 1995 to 1997. He has been a director since December 2002. He is a member of the Audit and Nomination/Governance Committees and is the Board's Lead Director.

Michael J. LaVelle,  67,
is the Chairman of the Board and interim President and Chief Executive Officer. Mr. LaVelle previously served as the Company's Chairman and Chief Executive Officer from June 2004 until December 31, 2005 and served as President and Chief Executive Officer from 2002 until June 2004. He commenced employment with the Company in 1989 and served the Company in various management capacities including Southern Region Vice President, Senior Vice President of Operations and President and Chief Operating Officer prior to 2002. He has been a director since 2000.

Margaret A. Loftus,  62,
is a principal in Loftus Brown-Wescott, Inc., business consultants, and also served as Vice President-Software for Cray Research, Inc. She is a director of Datalink Corporation and is Board Chair of Unimax Systems Corporation. Ms. Loftus has been an Analysts International director since 1993. She is the Chair of the Compensation Committee and a member of the Nomination/Governance Committee.

Robb L. Prince,  65,
is a financial consultant and former Vice President and Treasurer of Jostens Inc., a school products and recognition company. He is also a former director of the eleven mutual fund companies managed by Fortis Advisers, Inc. and Fortis Securities, a closed-end securities fund. Mr. Prince has been an Analysts International director since 1994. He is the Chair of the Audit Committee and a member of the Nomination/Governance Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership by Principal Shareholders

The table below sets forth certain information, as of March 20, 2007, as to each person or entity known to the Company to be the beneficial owner of more than 5% of the Company's common stock:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned
		Percent of Class

Bank of America Corporation 100 North Tryon Street Floor 25, Bank of America Corporate Center Charlotte, NC 28255	2,597,000 (1)	10.33%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,508,870 (2)	6.00
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	1,600,000 (3)	6.37

(1)
Bank of America Corporation, NB Holdings Corporation, Bank of America, N.A., Columbia Management Group, LLC and Columbia Management Advisors, LLC ("BOA," "NB," "BOANA," "CMG" and "CMA", respectively) have shared voting and dispositive power over the shares. As reported in their Schedule 13G Amendment dated January 12, 2007, BOA has shared voting power over 1,898,750 of the shares and shared dispositive power over 2,597,000 of the shares. NB has shared voting power over 1,898,750 of the shares and shared dispositive power over 2,597,000 of the shares. BOANA has sole voting power of 399,400 of the shares and sole dispositive power over 441,950 of the shares. BOANA has shared voting power over 1,499,350 of the shares and shared dispositive power over 2,155,050 of the shares. CMG has shared voting power over 1,499,350 of the shares and shared dispositive power over 2,155,050 of the shares. CMA has sole voting power over 1,499,350 of the shares and sole dispositive power over 2,155,050 of the shares.

(2)
As reported in its Schedule 13G Amendment dated February 8, 2007, Dimensional Fund Advisors Inc. has sole voting and dispositive power over all the shares as an investment advisor to four investment companies and as investment manager to certain other commingled group and separate accounts (the "Funds"); however, all shares are owned by the Funds.

(3)
As reported in its Schedule 13G Amendment dated February 12, 2007, Heartland Advisors, Inc., an investment advisor, has shared voting and dispositive power over the shares with William J. Nasgovitz.

Beneficial Ownership by Management

The table below sets forth certain information, as of March 26, 2007, regarding the beneficial ownership of the outstanding shares held by directors and director nominees, executive officers named in the Summary Compensation Table, and executive officers and directors as a group.

	Common Shares Owned(1)	Acquirable Within 60 Days(2)	Total Ownership	Percent Of Class
Name

Jeffrey P. Baker(3)	505,708	—	505,708	2.01%
John D. Bamberger	422,018	135,000	557,018	2.20%
Brigid A. Bonner	1,000	—	1,000	*
Willard W. Brittain	3,000	4,000	7,000	*
Krzysztof K. Burhardt	4,000	22,000	26,000	*
Colleen M. Davenport	9,872	84,875	94,747	*
Michael B. Esstman(3)	10,000	22,000	32,000	*
Michael J. LaVelle	220,271	21,750	242,021	*
Margaret A. Loftus(3)	9,085	58,000	67,085	*
Walter Michels	1,887	10,000	11,887	*
Robb L. Prince(3)	13,475	58,000	71,475	*
Michael W. Souders	—	44,000	44,000	*
David J. Steichen	6,862	75,000	81,862	*
All Directors and Executive Officers as a group (14 persons)	1,207,178	534,625	1,741,803	6.79%

*
Less than one percent.

(1)
Except as otherwise indicated, each person possesses sole voting and investment power over the shares shown above.

(2)
Shares that can be purchased by exercising options which were exercisable, or can be exercised within 60 days, of the record date.

(3)
Mr. Baker resigned from his position as President and Chief Executive Officer effective February 14, 2007.

(4)
Mr. Esstman's total includes 1,000 shares owned by the Esstman Investment Ltd. partnership and of which he is a 1% owner and his children are 99% owners. Ms. Loftus' total includes 535 shares owned by an adult child and of which she disclaims beneficial ownership. Mr. Prince's total includes 10,475 shares owned by his as trustee over which he has sole voting and investment power.

(5)
Total ownership by management is approximately 4.1% of the outstanding shares. Mr. Bamberger owns 2.20%. No other executive officer or director owns more than 1% of the total outstanding shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of our board of directors (for purposes of this analysis the "committee") is comprised of four non-employee, independent directors. The committee is responsible for establishing, implementing and monitoring our compensation philosophy and the compensation program for our Chief Executive Officer and oversees and sets the compensation programs of the other executive officers named in the Summary Compensation Table on page 23.

The committee engaged Watson Wyatt Worldwide, Inc. ("Watson Wyatt"), a global human resources consulting firm, to advise and assist the committee with the compensation of our executives. In the fall of 2005, the committee requested Watson Wyatt assist the committee in evaluating, updating and restructuring our deferred compensation plan for executives in light of changes in regulations pertaining to deferred compensation and due to the outdated nature of our deferred compensation plan. In addition, in the spring of 2006, the committee engaged Watson Wyatt to advise and assist the committee in reviewing our executive compensation philosophy, to review and advise the committee concerning the base salary, long-term incentive, total cash, total direct compensation and payments under a change in control for the Chief Executive Officer and the other executives named in the Summary Compensation Table on page 23 and to review director compensation.

In conjunction with making the annual executive compensation awards, the committee also reviews information setting forth each executive's base salary, potential incentive cash compensation and equity-based compensation. The committee's review may also include the executive's realized compensation from the prior year, the targeted and projected compensation for the current year, and targeted compensation for the coming year. The committee's review may also review the executives' performance-based bonuses, if any, for the prior year and current year, and would take into consideration such bonuses when determining performance goals for the coming year. We intend to continue to refine and formalize our approach to annual review of compensation data on a going forward basis.

Compensation Philosophy

As a diversified IT services company, we operate in a highly competitive industry. Attracting, retaining and motivating talented executives who will drive our marketplace success is a critical component of our ongoing financial performance. Because of this, our committee believes that our compensation program should be designed with a dual purpose: to provide a level of total compensation required to attract and retain talented and experienced key executives and to provide rewards to motivate individual performance in a manner designed for us to achieve success. Specifically, the objectives of the committee's compensation programs to:

  •
  provide a total compensation package comprised of base salary and performance-based annual and long-term incentives that are competitive with compensation packages and practices of those peer group companies with which we compete for talent as well as IT services companies in general;

  •
  condition a significant portion of executive compensation upon the achievement of our pre-established financial objectives and, if specified by the committee, upon an executive's individual contribution to the accomplishment of those objectives;

  •
  align executive compensation with the interests of our shareholders by providing stock incentives; and

  •
  continue to focus on good corporate governance procedures in the establishment of compensation packages and allocation of compensation to employees.

It is the committee's intent to make a significant percentage of the executive's long-term compensation contingent upon meeting our financial performance objectives, substantially related to earnings growth. Other company performance measures such as continuing revenue and net income growth are also considered. In addition, the committee believes that our long-term incentive programs should align the interests of executives with those of our shareholders as both will benefit from any appreciation in our stock price. With this in mind and as a result of the compensation study completed in 2006 with the assistance of Watson Wyatt, the committee implemented a long-term incentive program to begin in fiscal year 2007. The long-term incentive program provides for the granting of restricted stock and stock option awards with vesting and forfeiture provisions tied to achieving company goals of profitability in 2007 and increases in net income growth over the following two years.

Setting Executive Compensation

In making decisions with respect to each element of executive compensation, the committee takes into consideration the impact of the total value of these elements for each executive and all executives as a group. The committee seeks the assistance of compensation consultants from time to time as it deems necessary, and, as detailed above, in 2005 retained Watson Wyatt to study and complete a restructuring of our deferred compensation plan ("Special Executive Retirement Plan" or "SERP") and, in 2006, to complete a study of executive compensation including base salary, cash incentive payments, long-term incentives and change in control agreements.

As part of its review of our executive compensation, the committee from time to time examines the compensation practices of our peer companies, typically including some or all of the following companies: MPS Group, Inc., Ciber, Inc., Keane, Inc., KForce, Inc., Comsys IT Partners, Inc., Comforce Corporation, Resources Connection Inc., Covansys Corporation, Computer Task Group, Inc., Computer Horizons Corp., RCM Technologies, Inc. and Tech Team Global, Inc. This group represents companies with which we believe we compete in recruiting executive talent.

For comparison purposes, our annual revenues are between the 25th percentile and the median revenues of the peer group companies. In addition to reviewing compensation levels against those of our peers, our committee considers compensation data from other sources such as proprietary compensation surveys of our compensation consultant, surveys of other human resources consulting firms and other publicly available data.

In setting executive compensation, the committee also reviews for each of the named executives a summary report reflecting the total value of their annual compensation, which includes perquisites (other than automobile allowances) and all other compensation. The committee intends to review these summary reports, including all perquisites, on an annual basis going forward. A table reflecting the total value of annual compensation provided to the named executives is set forth later in this proxy statement under the heading "Summary Compensation Table."

Role of Executive Officers in Compensation Discussion

The committee meets in executive session to deliberate compensation matters. In making its compensation decisions, however, the committee will consider the input and recommendations from its Chief Executive Officer concerning the compensation of officers other than himself, including base salary and stock option and restricted stock awards.

Fiscal 2006 Executive Compensation Components

For the fiscal year ended December 30, 2006, the principal components of compensation for our executives were: (1) base salary; (2) performance-based cash incentive payments ("annual incentives"); (3) non-qualified deferred compensation benefits; and (4) perquisites and other personal benefits, each of which is discussed in detail below. Long-term incentive compensation has historically been a component of compensation in connection with one-time grants associated with hiring or promotion or in recognition of an individual's performance or our financial success. After completing its compensation study in 2006, the committee desired to establish a long-term incentive program whereby, going forward, grants and awards would contain pre-determined company performance objectives that the committee believes are designed to encourage and reward executives for our financial performance. We also have reserved the right under the long-term incentive program to condition future awards on pre-determined individual performance goals. Further details concerning the committee's activities with regard to long-term incentive compensation is described in the Long-Term Incentive Compensation section on page 16.

Executive officer compensation for our fiscal year ending December 30, 2006 reflects in part the efforts of our Board of Directors and the committee to respond to and manage a transition in the senior management team, to retain key executives in a competitive industry, to bring our executive compensation levels in line with peer companies and to drive our improved performance.

Base Salary

Named executive officers and other employees receive a base salary during the fiscal year for services rendered in performance of the duties of their respective positions. The committee has used consultants periodically in the past to assist in reviewing and adjusting base salaries and other compensation components based on compensation data provided, our performance, performance of the individual, competitive compensation of our peer groups and other relevant factors. No adjustments were made to base salaries for executives in 2006 except for Mr. Baker and Mr. Souders whose salary was adjusted at the discretion of Mr. Baker before we included Mr. Souders in the compensation planning process.

Based on its compensation study conducted during 2006, the committee established the 2007 base salaries for the named executives with reference to the data compiled by Watson Wyatt. These base salaries were generally based on comparison made to the compensation paid by peer group companies to employees with similar job responsibilities. To the extent that competitive comparable compensation information could not be found in our peer group for positions held by certain of our executives, the committee referred to data compiled by Watson Wyatt from other proprietary and public sources.

Annual Incentives

The committee approves an annual cash incentive compensation plan each year. The cash incentive amounts are determined as a pre-set percentage of base salary based on company revenue and profitability goals. The purpose of the annual incentive compensation plan is to encourage and reward high performance and the achievement of our financial goals in a given fiscal year, to encourage the growth of shareholder value and to allow key employees to participate in our long-term growth and profitability. The participants in the annual cash incentive compensation plan are our Chief Executive Officer and the individuals comprising all of our senior management, which includes all of the named executive officers, and other key employees included in the plan on an annual basis.

Our Board of Directors sets an annual pre-tax, pre-bonus, earnings goal for the executives against which actual results for the year will be measured to determine whether bonuses will be paid under the plan, and, if so, the amount of such bonuses. Going forward, we also intend to review the annual incentive program based solely on the pre-tax earnings goal. Aggregate annual incentive payments are capped at thirty percent (30%) of our pre-tax, pre-incentive net profit for the given fiscal year.

At the beginning of the year, the committee assigns or approves the bonus amount that the participant is eligible to earn expressed as a range of percentages of his or her base salary and representing minimum, target and maximum levels of performance required to receive payment of any incentive compensation.

The performance measures for fiscal 2006 were formulated to achieve the following objectives:

  •
  achievement of a net profit for fiscal 2006;

  •
  improvement in gross and net operating margins;

  •
  addition of clients and revenue to our staffing business; and

  •
  increasing the revenue and profitability of services of our solutions business.

For fiscal 2006, Mr. Baker was eligible to earn cash incentive payments of up to 100% of his base salary. The committee determined that Mr. Baker could earn: (i) 15% of his base salary if we achieved earnings equal to 80% of our goal; (ii) 44% of his base salary if we achieved 90% of our goal; (iii) 56% of his base salary if we achieved 100% of our goal; (iv) 68% of his base salary if we achieved 110% of our goal; (v) 80% of his base salary if we achieved 120% of our goal (the targeted level of performance); and (vi) 100% of his base salary if we achieved 140% of our goal.

Mr. Steichen and Ms. Davenport were eligible to earn cash incentive payments of up to 80% of their base salaries. The committee determined that they could earn: (i) 10% of base salary if we achieved earnings equal to 80% of our goal; (ii) 27.5% of base salary if we achieved 90% of our goal; (iii) 35% of base salary if we achieved 100% of our goal; (iv) 42.5% of base salary if we achieved 110% of our goal; (v) 50% of base salary if we achieved 120% of our goal (the targeted level of performance); (vi) 67% of base salary if we achieved 140% of our goal and (vii) 80% of base salary if we achieved 160% of our goal.

Messrs. Bamberger and Souders were eligible to earn cash incentive payments of up to 80% of their base salaries. The committee determined that they could earn: (i) 20% of base salary if we achieved earnings equal to if we achieved 90% of our goal; (ii) 40% of base salary if we achieved 100% of our goal; (iii) 50% of base salary if we achieved 110% of our goal; (iv) 60% of base salary if we achieved 120% of our goal (the targeted level of performance); (v) 70% of base salary if we achieved 130% of our goal and (vi) 80% of base salary if we achieved 140% of our goal.

No annual incentive cash payments were made to any of the named executive officers for fiscal year 2006.

Long-Term Incentive Compensation

Our committee believes that utilizing a mix of stock option grants and restricted stock awards will: (i) retain key executives in a challenging industry and a competitive market for talent; (ii) more closely align executive interests with shareholder interests by directly conditioning a significant percentage of the executive's compensation to his or her performance, as well as our performance; and (iii) generate in our executives a strategic long-term interest in our performance rather than in short-term financial success.

Historically, we had not maintained a long-term incentive program for the purpose of making stock option grants or other equity awards based on pre-determined performance criteria. Our 2004 Equity Incentive Plan, amended to include additional shares by approval of the shareholders in 2006, and other equity-based plans authorize our Board of Directors or the committee to grant stock options or restricted stock awards to our executives.

When making grants, our committee will take into account, when assessing the number of shares underlying a particular option or restricted stock award to an individual:

  •
  the number and value of shares awarded and options granted previously to the executive;

  •
  the number of units available for grant under our plans;

  •
  the value of the shares underlying stock options and restricted stock awards; and

  •
  the overall net stock dilution created by the stock option grants and restricted stock awards.

Going forward, the committee will also consider company performance goals and may consider peer group equity incentive award grants when making grant decisions.

  Long-Term Incentive Program for Executives.

After completing its compensation study, in the third quarter of 2006, the committee desired to establish a long-term incentive program to incent and reward executives for our financial performance. Going forward, our committee intends to use a mix of stock option and restricted stock grants, with vesting conditional on the passage of time and our meeting of certain financial goals.

Beginning in 2007, executives now have the ability to earn performance-based long-term incentive compensation in the form of annual stock option grants and restricted stock awards. Grants under the long-term incentive program, if any, will occur annually and generally will vest over three-year periods and only upon achievement of pre-determined annual performance criteria. Failure to achieve the desired criteria for the year in which the options and awards would vest will result in lapse of options or awards the following year. Recognizing the challenging nature of the industry, the requirements for vesting of the first grant requires that our operations result in net income in fiscal 2007 and that our net income improve by five percent (5%) in each of the next two fiscal years.

Stock option grants and/or restricted stock awards will not necessarily be made to each executive on an annual basis. This decision will be made by the committee on a case by case basis. While we intend for such grants to be made yearly on a set date, company performance goals also will be considered prior to any decision to make stock option grants or restricted stock awards.

  One-time grants.

In the past, the committee has made one-time stock option grants and/or restricted stock awards from time to time to named executives and other employees in connection with entry to an employment agreement, in recognition of individual contributions to our performance or due to our overall financial performance. We have historically followed the practice of having our Chief Executive Officer, with input from selected senior officers, make recommendations to our committee regarding the individuals who are to receive option grants or other equity awards, the size of the options or other awards, and the philosophy behind the granting of such stock option grants or other awards. Unless recommended otherwise, these option grants and other equity awards generally vest over a four-year period beginning one year after the date of grant or award. Our Chief Executive Officer does not make any recommendations for option grants or other awards to himself.

Mr. Baker's employment agreement provides for long-term incentive compensation and consists of stock option grants and restricted stock awards vesting over time with the possibility of accelerated vesting based on the price of our stock. In January 2006, the committee made a one-time grant of restricted stock to Mr. Baker in connection with his retention as President and Chief Executive Officer and at the same time accelerated a grant of incentive stock options called for in his employment agreement from June 2006 to January 2006. These awards would have vested in 2011 and 2013, respectively; however, due to Mr. Baker's resignation, the options will not vest. The restricted stock will vest immediately upon his termination from employment on May 14, 2007.

No other one-time equity awards were made to the named executive officers or any other employee in 2006. The committee may consider such one-time awards from time to time in the future.

Perquisites and Other Personal Benefits

We provide named executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain qualified and talented individuals for executive positions. The committee periodically reviews perquisites and other personal benefits provided to named executive officers.

The named executive officers are provided use of company automobiles or an automobile allowance, split dollar life insurance policies (except for Mr. Souders), higher basic group term life insurance coverage (which is also provided to all our other management employees) and participation in the plans and programs described above. In addition, Messrs. Baker, Bamberger and Souders are reimbursed for golf/athletic club membership dues. The perquisites that we provide to any of our executive officers do not exceed $10,000 annually except for Mr. Baker, Mr. Bamberger and Mr. Souders. Attributed costs of personal benefits for the named executive officers for the fiscal year ended December 30, 2006, are included in column (i) of the Summary Compensation Table on page 23. We do not anticipate providing any additional perquisites to our named executive officers at this time.

Tax and Accounting Implications

  Deductibility of Executive Compensation

        Section 162(m) limits deductions for certain executive compensation in excess of $1,000,000 in any given year. Since corporate objectives may not always be consistent with the requirements for full deductibility, our committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under section 162(m). The committee will consider deductibility of executive compensation, but deductibility will not be the sole factor used by our committee in ascertaining appropriate levels or modes of compensation. When it is feasible to do so, we will seek to maximize the deductibility for tax purposes of all elements of compensation under section 162(m) of the Internal Revenue Code. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent upon shareholder approval of the compensation arrangement.

  Nonqualified Deferred Compensation

        On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, we believe that we are in compliance with the statutory provisions effective on January 1, 2005.

Severance Payments and Change in Control Agreements

  Severance Payments

        Our employment agreement with Mr. Baker provides that in the event of a termination of his employment, under circumstances described in further detail on page 29, Mr. Baker's restricted stock will vest. Mr. Baker resigned his position as President and Chief Executive Officer on February 14, 2007. His employment will terminate on May 14, 2007, and his prior restricted stock awards will immediately vest on that date. Mr. Baker is not entitled to any severance payment in cash.

Mr. Bamberger's and Mr. Souders' employment agreements call for severance payments as described in further detail on pages 29 and 31.

Mr. Steichen and Ms. Davenport are employed by us at will and do not have contracts that specify the amount of severance to be paid in the event of termination due to other than a change in control. We recognize that employees may have a difficult time quickly securing comparable employment in the event of separation from us, however. If a named executive officer does not have an employment agreement with us, our practice has been to pay severance benefits based on tenure with us or an amount negotiated with the executive. Severance benefits on occasion have included outplacement services to assist the executive in retaining new employment.

  Change in Control Agreements

        Each of the named executive officers except for Mr. Souders has signed a separate change in control agreement with us. Under the terms of each of the agreements, if a change in control should occur, and employment were terminated or the executive were to leave the Company for good reason (as defined in the agreements) within three years of a change in control, or if the executive terminates employment with the Company for any reason during the eleventh month following the month in which a change in control occurred, all of the named executives, except for Mr. Souders, would receive a lump sum cash settlement equal to 2.99 times their full base salary, plus any gross-up amounts to pay excise taxes on the payment to the executive. The executives would also receive continuation of all benefits under benefit plans in which the executive is eligible to participate for a period of 18 months. Each executive's change in control agreement was amended in 2006 to reduce the cash payment to be received upon a change in control followed by a qualifying termination event from 2.99 times base salary plus targeted incentive payments to 2.99 times base salary. Additionally, in 2006, we notified each executive that the current form of his or her change in control agreement will not be renewed after December 31, 2007.

Mr. Souders' employment agreement provides that if he terminates his employment for good reason, the definition of which includes a change in control of the Company, he will receive a lump-sum payment equal to one times his base salary plus an amount equal to one year of our portion of his medical coverage.

Director Compensation

For fiscal 2006 and in prior years, our committee has reviewed director compensation and made recommendations to our board of directors regarding the amount and form of director compensation. The recommendations of the committee for fiscal 2006 and in prior years have been based on industry comparisons of director compensation. In 2004, our committee reviewed industry data relating to director compensation before recommending director compensation changes in October 2004. During 2006, our committee reviewed additional director compensation information of the peer group companies provided by Watson Wyatt. Our committee has not recommended any changes to director compensation since 2004 except to increase the annual retainer for the non-executive Chairman of the Board.

In 2006, directors whom we do not employ received an annual retainer of $20,000, payable quarterly, plus expenses, except that beginning July 1, 2006, our Chairman Mr. LaVelle received an annual retainer of $40,000, payable quarterly, plus expenses. Mr. LaVelle is now employed as our interim President and Chief Executive Officer and will not receive director fees for as long as he remains employed. Directors who are our employees

(currently there is only one) do not receive compensation for their services as directors. Non-employee directors also receive fees of $1,000 for each Board of Directors meeting attended. Committee Chairs receive $1,500 for each committee meeting attended, and committee members receive $1,000 for each committee meeting attended.

A portion of our directors' compensation includes annual stock option grants and restricted stock awards. On January 3, 2006, we granted each director (not including Brigid A. Bonner, who joined the Board in April 2006) an option to purchase 8,000 shares of our common stock with an exercise price of $2.43 per share and awarded 1,000 shares of our restricted stock to each director, valued at $2.43 per share. The exercise price of the options is the fair market value of Analysts International common stock on the date of grant. Each option has a term of ten years and becomes exercisable in four equal installments commencing on the first anniversary of the date of grant and continuing for the three successive anniversaries thereafter. In the event of the retirement (as defined in the Plan) or death of a non-employee director, all options granted to such director are immediately exercisable. The non-employee directors also received 1,000 shares of restricted stock from the 2004 Equity Incentive Plan on January 3, 2006.

Our bylaws instruct us to indemnify our directors and officers to the fullest extent to which officers and directors may be indemnified under Minnesota corporate law.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management and management has represented to the committee that the Compensation Discussion and Analysis is accurate. Based on this review and discussion with management, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

Members of the Compensation Committee:

Margaret A. Loftus, Chair
Brigid A. Bonner
Willard W. Brittain
Krzysztof K. Burhardt

Certain Relationships and Related Transactions and Director Independence

The Company had no related party transactions in 2006.

The Company recognizes that transactions between the Company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter and in accordance with the Company's Code of Ethical Business Conduct, it is the Company's policy to avoid such transactions when they give rise to a conflict of interest. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal Related Party Transactions Policy which requires the Company's general counsel to be notified of all related party transactions, with such related party transactions requiring the approval of the Company's Governance/Nominating Committee.

Each of our directors, other than our interim President and Chief Executive Officer, qualifies as "independent" in accordance with the NASDAQ rules. The NASDAQ independence definition includes a requirement that our board also review the relationships concerning independence of each new director on a subjective basis. In accordance with that review, our board has made a subjective determination as to each independent director that no relationships exist that, in our board's opinion, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and by us with regard to each director's business and personal activities as they may relate to our business and our management.

The Securities and Exchange Commission has specific disclosure requirements covering certain types of transactions that we engage in with our directors, executive officers or other specified parties. With regard to securities and exchange commission rules, we have not engaged in any transaction, or series of similar transactions, or any currently proposed transaction, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, nominees for election as a director, beneficial owners of more than 5% of our common stock or members of their immediate family had, or will have, a director or indirect material interest. In addition, no officer, director or beneficial owner of 10% of our common stock has been indebted to us in fiscal 2006.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee for fiscal 2006 were Margaret A. Loftus (Chair), Brigid A. Bonner (who joined the committee in May 2006), Willard W. Brittain and Krzysztof K. Burhardt. All members of our Compensation Committee during fiscal 2006 were independent directors, and none of them were our employees or former employees. During fiscal 2006, none of our executive officers served on our Compensation Committee or the Board of Directors of another entity whose executive officer(s) served on our Compensation Committee or Board.

Compensation Arrangements

Jeffrey P. Baker

On December 30, 2005, Michael J. LaVelle, our Chairman and Chief Executive Officer from June 2004, retired from his position as Chief Executive Officer. We named Jeffrey P. Baker as President and Chief Executive Officer effective January 2, 2006, and Mr. LaVelle remained as Chairman of the Board. Prior to his appointment as President and Chief Executive Officer, Mr. Baker had served as our President beginning in June 2004.

Mr. Baker's original employment agreement called for an initial term ending on June 17, 2007; however, due to his appointment as President and Chief Executive Officer, we negotiated a new term ending January 1, 2011. In January 2006, we also agreed with Mr. Baker to increase his base salary to $400,000 annually, to increase his annual target cash incentive payment target under our annual incentive plan to eighty percent (80%) of his base salary, to grant on January 2, 2006 100,000 incentive stock options originally scheduled under his employment agreement to be granted on June 21, 2006 and to grant 250,000 shares of restricted stock to vest over five years. All other terms of his original employment agreement, including provisions relating to termination payments, remained the same. Specifically, Mr. Baker's employment agreement provided that he was not entitled to cash payments on termination and, he was entitled only to vesting of previously awarded restricted stock.

Mr. Baker resigned from his position as President and Chief Executive Officer effective February 14, 2007. His employment with us will terminate on May 14, 2007. On termination, Mr. Baker is not entitled to any cash payment; however, his outstanding restricted stock will vest immediately.

Mr. Baker also entered into a change in control agreement at commencement of his employment as described in further detail on page 31.

David J. Steichen

Mr. Steichen has been our Chief Financial Officer since October 2003, in an interim capacity and in full capacity since May 2004. Mr. Steichen does not have a written employment agreement with us. He has entered into a change in control agreement with us as described in further detail on page 32.

John D. Bamberger

Mr. Bamberger is a Senior Vice President of our solutions practice. His employment agreement, entered into between Mr. Bamberger and us in April 2000 when we acquired SequoiaNET.com, Inc., contained an initial term of four years and renews automatically each year unless we gives Mr. Bamberger sixty (60) days' notice of our intent not to renew. Mr. Bamberger is also party to a change in control agreement with us as described in further detail on page 32.

Michael Souders

Mr. Souders also is a Senior Vice President of the Company's solutions practice. His employment agreement with us contains no definite term of employment and may be terminated at any time for any reason. Mr. Souders' agreement calls for payment of severance upon termination in certain circumstances or a change in control as described in further detail on page 32.

Colleen M. Davenport

Ms. Davenport has served as our Secretary and General Counsel since November 2000 and as Assistant Secretary and General Counsel since 1989. Ms. Davenport does not have a written employment agreement with us. She has entered into a change in control agreement with us as described in further detail on page 32.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation on Earnings(4)	All Other Compensation(5)		Total
Jeffrey P. Baker(6) President & Chief Executive Officer	2006	$408,385	—	$260,618	$151,789	—	$85,321	$13,640	(7)	$919,753
David J. Steichen Chief Financial Officer	2006	$212,423	—	—	—	—	$35,356	—		$247,779
John D. Bamberger Senior V.P.—Solutions	2006	$388,769	—	—	—	—	$70,560	$14,185	(8)	$473,514
Colleen M. Davenport Secretary & General Counsel	2006	$212,423	—	—	—	—	$40,720	—		$253,143
Michael Souders Senior V.P.—Solutions	2006	$221,608	—	—	—	—	—	$24,488	(9)	$246,096

(1)
The amount of base salary attributable includes amounts of base salary for reductions in salary accepted by such named executive officers (if applicable) in 2005 and restored by the Compensation Committee to the executives in 2006 after attainment of certain performance criteria.

(2)
The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in footnote A to our audited financial statements for the fiscal year ended December 30, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007.

(3)
The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in footnote A to the Company's audited financial statements for the fiscal year ended December 30, 2006 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007.

(4)
The amount of earnings attributable to above-market earnings were $559.66 for Mr. Baker, $405.58 for Mr. Steichen, $1,426.28 for Mr. Bamberger and $969.74 for Ms. Davenport.

(5)
The value attributable to personal use of company-provided automobiles is included as compensation on the W-2 of the named executive officers who receive such benefit. Each such named executive officer is responsible for paying income tax on such amount.

(6)
Mr. Baker resigned his position as President and Chief Executive Officer effective February 14, 2007 with a termination date of May 14, 2007.

(7)
Mr. Baker's compensation included golf membership fees of $7,188.81, a company-leased automobile expenses of $5,237.00, split dollar life insurance premiums, extended long-term disability coverage (provided to all employees) and group term life insurance premiums.

(8)
Mr. Bamberger's compensation included golf and athletic membership fees of $10,615.00, group term life insurance premiums of $1,488.69, split dollar life insurance premiums, extended long-term disability coverage (provided to all employees) and company car expense.

(9)
Mr. Souders' compensation included an automobile allowance of $20,400.00, golf and athletic club membership dues, group term life insurance premiums and extended long-term disability coverage (provided to all employees).

Grants of Plan-Based Awards

Mr. Baker was the only named executive officer to receive plan-based awards during 2006. On January 3, 2006, Mr. Baker received a restricted stock award grant for 250,000 shares and a stock option grant for 100,000 shares. The restricted stock award was scheduled to vest over five years in increments of 25,000 the first two years, 50,000 in the third year, and 75,000 in the final two years. The shares will vest immediately on termination of his employment on May 14, 2007, assuming his compliance with the other terms of his employment agreement. The 100,000 options granted were subject to cliff vesting in 2013, but due to Mr. Baker's resignation will not vest.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)		(#)		($/sh)
Jeffrey P. Baker	01/02/2006	—	—	—	—	—	—	250,000	(1)	100,000	(2)	$2.43
David J. Steichen	N/A	—	—	—	—	—	—	—		—		—
John D. Bamberger	N/A	—	—	—	—	—	—	—		—		—
Colleen M. Davenport	N/A	—	—	—	—	—	—	—		—		—
Michael Souders	N/A	—	—	—	—	—	—	—		—		—

(1)
Award made under our 2004 Equity Incentive Plan in connection with Mr. Baker's retention as President and Chief Executive Officer in January 2006.

(2)
Option grant made under our 2004 Equity Incentive Plan in connection with Mr. Baker's retention as President and Chief Executive Officer in January 2006, originally scheduled to be granted on June 18, 2006 pursuant to Mr. Baker's employment agreement with us.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards							Stock Awards
(a)	(b)	(c)		(d)	(e)		(f)	(g)	(h)		(i)	(j)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey P. Baker	— — — — —	300,000 26,385 73,615 41,152 58,848	(1) (2) (2) (3) (3)	— — — — —	$ $ $ $ $	3.00 3.79 3.79 2.43 2.43	06/18/2014 06/20/2015 06/20/2015 01/03/2016 01/03/2016	250,000 100,000 — — —	$ $	467,500 187,000 — — —	— — — — —	— — — — —
David J. Steichen	10,000 5,000 5,000 5,000 10,000 40,000	— — — — — —		— — — — — —	$ $ $ $ $ $	10.81 9.44 4.40 3.71 3.00 2.79	10/27/2009 06/21/2010 06/22/2011 06/20/2012 12/18/2013 06/18/2014	— — — — — —		— — — — — —	— — — — — —	— — — — — —
John D. Bamberger	102,000 18,000 15,000	— — —		— — —	$ $ $	10.38 4.40 3.00	04/25/2010 06/22/2011 08/15/2012	— — —		— — —	— — —	— — —
Colleen M. Davenport	1,500 2,000 6,000 10,000 13,000 20,000 20,000	— — — — — — —		— — — — — — —	$ $ $ $ $ $ $	22.94 13.06 9.44 5.69 4.40 5.01 3.86	08/06/2008 05/13/2009 06/21/2010 11/01/2010 06/22/2011 05/01/2012 10/21/2014	— — — — — — —		— — — — — — —	— — — — — — —	— — — — — — —
Michael Souders	15,000 11,000 10,000 8,000	— — — —		— — — —	$ $ $ $	10.38 4.40 3.00 3.00	04/25/2010 06/22/2011 08/15/2012 12/18/2013	— — — —		— — — —	— — — —	— — — —

(1)
Due to Mr. Baker's resignation, the options are no longer subject to vesting. The options had been scheduled to vest on June 18, 2011 subject to acceleration in increments of 60,000 shares if: (i) our stock price closed at the acceleration prices of $5.00, $8.00, $10.00, $12.00 and $15.00 and (ii) the average price remained at or above the acceleration price for ninety (90) consecutive days. No acceleration of vesting could occur due to any increase in stock price within: i) thirty (30) days prior to internal or public knowledge of a possible merger or acquisition involving us; or ii) ninety (90) days after public disclosure of completion or termination of such merger or acquisition unless the ratio of the price of our stock to Net Earnings (hereinafter "P/E ratio") is less than 30. In no event would acceleration of vesting have occurred at or above $10.00 per share unless the P/E ratio of our stock was fifty (50) or less.

(2)
Due to Mr. Baker's resignation, the options are no longer subject to vesting. The options were scheduled to vest on June 20, 2012.

(3)
Due to Mr. Baker's resignation, the options are no longer subject to vesting. The options were scheduled to vest on January 3, 2013.

Option Exercises and Stock Vested

None of our named executive officers exercised any stock options during the fiscal year ended December 30, 2006.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting #	Value Realized on Vesting ($)
Jeffrey P. Baker	—	—	50,000	$106,000
David J. Steichen	—	—	—	—
John D. Bamberger	—	—	—	—
Colleen M. Davenport	—	—	—	—
Michael Souders	—	—	—	—

Nonqualified Deferred Compensation

Effective December 30, 2005, in response to changes required by the American Jobs Creation Act of 2004, our Board of Directors restated our unfunded deferred compensation plan for executives, referred to as the Restated Special Executive Retirement Plan (the "plan" or "SERP"). The material terms of the plan call for us to credit participants' account balances at a rate of fifteen percent (15%) of base pay for all participants, except for our Chief Executive Officer, whose account is credited at twenty percent (20%) of base pay. Additionally, the Plan allows for discretionary employer contributions with separate vesting schedules if approved by the committee. Account balances are subject to a crediting rate set annually by the committee that is equivalent to the federal 10-year treasury rate plus one to three percent.

The plan allows participant contributions of up to fifty percent (50%) of annual base pay and one hundred percent (100%) of incentive bonus, if any. Employer and employee contributions are one hundred percent (100%) vested. Participants are allowed to choose between lump sum distribution or one hundred twenty (120) months of payments and a date of distribution for employee and employer contributions, subject to the "one-year, five-year" rule and other deferred compensation rules issued by the Internal Revenue Service. Key employees may not take distribution for six months after separation from service. Hardship distributions from the plan are not allowed, and deferral elections will be canceled following any participant's hardship distribution from his or her 401(k) account. The plan provides that upon a change in control, a rabbi trust will be funded, and payments will be made if the plan is subsequently terminated within twelve months of a change in control or due to a participant's right to take distribution upon a separation from service.

(a)	(b)	(c)	(d)	(e)	(f)
	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Jeffrey P. Baker	—	$80,000	$5,321	—	$132,183
David J. Steichen	—	$31,500	$3,856	—	$81,453
John D. Bamberger	—	$57,000	$13,560	—	$257,312
Colleen M. Davenport	—	$31,500	$9,220	—	$171,720
Michael Souders	—	—	—	—	—

(1)
Contributions made by the Company were fully reported as compensation in the Change in Pension Value and Nonqualified Deferred Compensation on Earnings column in the Summary Compensation Table on page 23.

(2)
Aggregate earnings on deferred compensation amounts were fully reported as compensation in the Change in Pension Value and Nonqualified Deferred Compensation on Earnings column in the Summary Compensation Table on page 23.

(3)
The aggregate balance at last fiscal year end was not reported as compensation for any of the named executive officers in the Summary Compensation Table for previous years.

Potential Payments upon Termination or a Change in Control

The information below sets forth the estimated amount of compensation to each of the named executive officers in the event of termination of the executive's employment. The amount of compensation payable to each named executive officer assume that the termination was effective as of December 30, 2006, except that calculations involving our stock are as of December 29, 2006, due to our last day of the fiscal year falling on Saturday.

Termination (Severance Payments)

Messrs. Baker, Bamberger and Souders have signed employment agreements with us providing for certain severance payments in the event of termination of their employment. The payments called for by the employment agreements are outlined below. Mr. Steichen and Ms. Davenport do not have employment agreements with us specifically providing under which circumstances they would receive payments in the event of termination; however, we have historically made severance payments based on tenure or a negotiated amount in the event of termination of the employment of executives without written agreements.

Jeffrey P. Baker

  Termination for Cause Due to Performance or Without Cause or Resignation by Executive With Good Reason

Upon termination of employment for cause due to performance, without cause or for resignation for good reason, Mr. Baker is entitled to immediate vesting of 450,000 shares of restricted stock granted to Mr. Baker during his employment. The amount of value attributable to this payment based on the closing price of our stock at the end of our fiscal year is $841,500.

  Termination for Cause not Due to Performance, Resignation by Executive Without Good Reason, Death or Disability

In the event of termination of his employment for cause not due to performance, Mr. Baker's resignation without good reason, his death or his disability, Mr. Baker is not due any payments except payment of any unpaid base salary through the termination date of his employment and voluntary continued participation in our benefit plans accordance with the terms of those plans or applicable laws.

  Termination Within Ninety Days of a Change in Control Transaction

Mr. Baker's employment agreement provides that if we terminate his employment within ninety (90) days of a change in control, he will receive one-third of the payment he otherwise would have received under his change in control agreement. Assuming a triggering event date of December 30, 2006, Mr. Baker would receive approximately $398, 667.

John D. Bamberger

Mr. Bamberger is party to an employment agreement, the material terms of which we negotiated and entered into with Mr. Bamberger when we acquired SequoiaNET.com, Inc. in April 2000. The employment agreement currently renews automatically for one-year terms on April 25th of each year, unless either party gives sixty (60) days' written notice of non-renewal.

  Termination for Cause

Mr. Bamberger is not entitled to receive any payments if we terminate his employment for cause as defined in his employment agreement.

  Termination Without Cause

In the event we terminate Mr. Bamberger's employment without cause, he is entitled to receive a lump sum payment equal to the base salary paid to him for the fiscal year immediately preceding termination. Assuming a termination date of December 30, 2006, the amount represented by this obligation is approximately $380,000 which represents Mr. Bamberger's base salary for fiscal 2005.

In addition, Mr. Bamberger's employment agreement provides that we continue to provide him the benefits set forth in his employment agreement for the remaining term of his agreement. Assuming a termination date of December 30, 2006, the amount of this obligation would be approximately $8,900 which represents approximately four months of the benefits (including perquisites) provided for in his employment agreement.

  Termination by Resignation of Executive for Good Reason

In the event Mr. Bamberger terminates his employment for good reason, he is entitled to receive a lump sum payment equal to the base salary in effect on the date of termination. Assuming a termination date of December 30, 2006, the amount represented by this obligation is approximately $380,000 which represents Mr. Bamberger's base salary for fiscal 2006.

In addition, Mr. Bamberger's agreement provides that we continue to provide him the benefits set forth in his employment agreement for the remaining the term of his employment agreement. Assuming a termination date of December 30, 2006, the amount of this obligation would be approximately $8,900 which represents approximately four months of the benefits provided for in his employment agreement.

  Termination upon Death

Mr. Bamberger's employment agreement provides that upon termination of employment due to his death, we will pay Mr. Bamberger's legal representatives installments of Mr. Bamberger's base salary for 180 days plus any bonus computed under our annual incentive plan as if the date of death were the end of a fiscal quarter. Assuming a termination date of December 30, 2006, the amount represented by this obligation would be approximately $190,000 which is equal to one-half of Mr. Bamberger's base salary. No amount of bonus would have been due because Mr. Bamberger did not earn any bonus payments in fiscal 2006.

  Termination upon Disability

Mr. Bamberger's employment agreement provides that upon termination of employment due to his disability, we will continue to pay Mr. Bamberger installments of his base salary for 180 days and continue to provide the benefits provided to him under his employment agreement. Assuming a termination date of December 30, 2006, the amount represented by this obligation would be approximately $190,000 which is equal to one-half of Mr. Bamberger's base salary, plus $13,350, which is approximately one-half of the value of the benefits he receives under his employment agreement, for a total of $196,300.

Michael Souders

  Termination for Reason Other Than Cause or Due to Resignation by Executive for Good Reason

Mr. Souders' employment agreement provides that if we terminate his employment for any reason other than cause, or if Mr. Souders terminates his employment for good reason (including death), we must pay a lump sum equal to one year's base salary plus an amount equal to one year of our portion of Mr. Souders' medical coverage. Assuming a termination date of December 30, 2006, the amount represented by this obligation would be approximately $223,480, which represents $220,000 (Mr. Souders base salary) plus $3,480 (approximately our portion of Mr. Souders' medical coverage for one year).

Change in Control

Each of the named executive officers except for Mr. Souders has signed a separate change in control agreement with the Company. Under the terms of each of the agreements, if a change in control should occur, and employment were terminated or the executive were to leave the Company for good reason (as defined in the agreements) within three years of a change in control, or if the executive terminates employment with the Company for any reason during the eleventh month following the month in which a change in control occurred, all of the covered named executives would receive a lump sum cash settlement equal to 2.99 times their full base salary, plus any gross-up amounts to cover excise taxes on the amounts paid to the executive. The executives would also receive continuation of all benefits under benefit plans in which the executive is eligible to participate for a period of 18 months. The change of control agreements and the form of amendment signed in 2006 have been filed for each of the covered named executive officers as Exhibits 10-z and 10-bb through 10-dd to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and Exhibit 10-gg to our Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

In 2006, we notified each executive covered by separate change in control agreements that the current form of his or her change in control agreement will not be renewed after December 31, 2007.

Mr. Souders' employment agreement provides that if he terminates his employment for good reason, the definition of which includes a change in control of the Company, he will receive a lump-sum payment equal to one times his base salary plus one year of our portion of his medical coverage.

Payments due to each of the executives covered by a change in control agreement, assuming a triggering event as of December 30, 2006, are as follows:

Jeffrey P. Baker

Mr. Baker would have been entitled to a lump-sum payment of $1,196,000, which represents 2.99 times his base salary in effect on December 30, 2006.

In addition, Mr. Baker would have been eligible to continue participation in our benefits plans for 18 months. The value of this continued benefit is approximately $16,500.

David J. Steichen

Mr. Steichen would have been entitled to a lump-sum payment of approximately $867,791 which represents $627,900 (2.99 times his base salary in effect on December 30, 2006) plus $239,891 which represents gross-up payments and excise taxes we are obligated to pay by the terms of his change in control agreement.

In addition, Mr. Steichen would have been eligible to continue participation in our benefits plans for 18 months. The value of this continued benefit is approximately $17,200.

John D. Bamberger

Mr. Bamberger would have been entitled to a lump-sum payment of $1,135,200, which represents 2.99 times his base salary in effect on December 30, 2006.

In addition, Mr. Bamberger would have been eligible to continue participation in our benefits plans for 18 months. The value of this continued benefit is approximately $18,900

Colleen M. Davenport

Ms. Davenport would have been entitled to a lump-sum payment of approximately $847,162 which represents $627,900 (2.99 times her base salary in effect on December 30, 2006) plus $219,262 which represents gross-up payments and excise taxes we are obligated to pay by the terms of hers change in control agreement.

In addition, Ms. Davenport would have been eligible to continue participation in the Company's benefits plans for 18 months. The value of this continued benefit is approximately $17,300.

Michael Souders

Mr. Souders would have been entitled to a lump-sum payment of approximately $223,480, which represents $220,000 (Mr. Souders' base salary as of December 30, 2006) plus $3,480 (approximately the portion of Mr. Souders' medical coverage for one year).

Deferred Compensation Payments

After termination for any reason, participating named executive officers are eligible to receive lump-sum payments of the accrued value of their accounts in our nonqualified deferred compensation plan but only in accordance with the terms of the plan. The amounts to be received by Messrs. Baker, Steichen and Bamberger and Ms. Davenport were $132,183, $81,453, $257,312 and $171,720, respectively, at December 30, 2006.

Non-competition, non-solicitation disclosure, non-disparagement and confidentiality obligations

All of the named executive officers are party to non-compete and non-solicitation agreements with us which generally prohibit them from certain competitive conduct and solicitation of employees or client for a period of 12 months. In addition, Mr. Baker and Mr. Bamberger have non-compete and non-solicitation provisions in their employment agreements which apply after termination. None of these agreements specifically condition any termination or change in control payments on post-employment compliance with the non-compete agreements, and, in the case of termination in the event of a change in control, the non-compete agreements are no longer of any effect.

Director Compensation

(a)	(b)		(c)		(d)		(e)	(f)	(g)		(h)
Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Brigid A. Bonner	$27,000		—		—		—	—	—		$27,000
Willard W. Brittain	$39,000		$5,070	(5)	$11,736	(6)	—	—	—		$55,806
Krzysztof K. Burhardt	$41,000		$2,430		$5,997		—	—	—		$49,427
Michael B. Esstman	$35,000		$2,430		$5,997		—	—	—		$43,427
Frederick W. Lang(7)	$13,000		$2,430		$12,112		—	—	—		$27,542
Michael J. LaVelle	$26,000	(8)	$68,061	(9)	—		—	—	$111,799	(10)	$205,860
Margaret A. Loftus	$43,000		$2,430		$5,997		—	—	—		$51,427
Edward M. Mahoney(11)	$16,500		$2,430		$12,112		—	—	—		$31,042
Robb L. Prince	$36,500		$2,430		$5,997		—	—	—		$44,927

(1)
Jeffrey P. Baker, our former President and Chief Executive Officer, joined our Board of Directors in October 2006. He resigned from his position as President and Chief Executive Officer and from his seat on the Board of Directors effective February 14, 2007. He is not included in this table as he was our employee and therefore received no compensation for his services as a director. The compensation received by Mr. Baker as our employee is shown in the Summary Compensation Table on page 23.

(2)
The aggregate number of outstanding stock awards at fiscal year end for each director was as follows: Brigid A. Bonner, $0; Willard W. Brittain, $2,000; Krzysztof K. Burhardt, $2,000; Michael B. Esstman, $2,000; Frederick W. Lang, $2,000; Michael J. LaVelle, $100,000; Margaret A. Loftus, $2,000 Edward M. Mahoney, $2,000; Robb L. Prince, $2,000.

(3)
The aggregate number of outstanding option awards at fiscal year end for each director was as follows: Brigid A. Bonner, 0; Willard W. Brittain, $16,000; Krzysztof K. Burhardt, $28,000; Michael B. Esstman, $28,000; Frederick W. Lang, $28,000; Michael J. LaVelle, $216,674; Margaret A. Loftus, $64,000; Edward M. Mahoney, $64,000; Robb L. Prince, $64,000.

(4)
We do not maintain defined benefit or pension plans for members of the Board of Directors.

(5)
Mr. Brittain received two stock awards of 1,000 shares each in fiscal 2006 due to his not having received an award upon joining the Board.

(6)
Mr. Brittain received two option awards of 8,000 shares each in fiscal 2006 due to his not having received an award upon joining the Board.

(7)
Mr. Lang retired from the Board of Directors effective May 25, 2006.

(8)
The amount of fees paid to Michael J. LaVelle, the Chairman of the Board, reflects annual retainer and meeting fees paid in the second half of 2006 after the end of his employment with us in a consulting role during the first half of 2006.

(9)
Represents the compensation costs recognized in 2006 for restricted stock awarded to Mr. LaVelle in 2004.

(10)
All Other Compensation earned by Mr. LaVelle represents consulting fees earned during the first half of 2006.

(11)
Mr. Mahoney retired from the Board of Directors effective May 25, 2006.

PROPOSAL NUMBER TWO

Ratification of Appointment of Independent Registered Public Accounting Firm

Unless otherwise directed by the shareholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of the firm of Deloitte & Touche LLP to examine the accounts of the Company for the fiscal year ending December 29, 2007. Management believes that neither Deloitte & Touche LLP nor any of its partners presently has or has held within the past three years any direct or indirect interest in the Company. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

Independent Registered Public Accounting Firm's Fees

The following fees were billed by Deloitte & Touche LLP for fiscal years 2006 and 2005:

	Deloitte & Touche LLP
	FY 2006	FY 2005

Audit Fees(1)	$456,037	$507,279
Audit-Related Fees(2)	20,600	120,678
Tax Fees(3)	13,900	16,300
All Other Fees(4)	0	0

TOTAL	$490,537	$644,257

(1)
Audit Fees are primarily for services including the audit of the Company's financial statements for the most recent fiscal year, the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q and a UK regulatory audit.

(2)
Audit-Related Fees are primarily for services in connection with employee benefit plan audits, accounting research, due diligence and assurance work related to mergers and acquisitions, and Sarbanes-Oxley Section 404 advisory services.

(3)
Tax Fees include fees for services provided in connection with tax consulting and tax return review services.

(4)
The Company paid no Other Fees to Deloitte & Touche.

The Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining Deloitte & Touche LLP's independence and has determined that such services are compatible with maintaining Deloitte & Touche LLP's independence.

Pre-Approval Policy

The Audit Committee has adopted a policy requiring the pre-approval of all audit and non audit-related services. This policy also prohibits the purchase of the non-audit services prohibited by the rules and regulations of the SEC.

Report of the Audit Committee

The role of the Audit Committee is to oversee the Company's financial reporting process. Management is responsible for the Company's financial statements and reporting process, including the Company's systems of internal controls. The Company's independent registered public accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. A copy of the Audit Committee Charter, which has been adopted by the Company's Board of Directors and further describes the role of the Audit Committee in overseeing the Company's financial reporting process, is available free of charge on the Company's Investor Relations page of its website.

In performing its functions, the Audit Committee reports that:

  •
  The Committee met with the Company's independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their audit, the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting;

  •
  The Committee reviewed and discussed with management the audited financial statements included in the Company's Annual Report, management's representations regarding the financial statements and the Company's internal controls;

  •
  The Committee discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU § 380), as modified or supplemented;

  •
  The Committee received the written disclosures and the letter from the Company's independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with them matters relating to their independence; and

  •
  The Committee received information from management and the independent registered public accounting firm with respect to information technology consulting services relating to financial information systems design and implementation and other non-audit services provided by the Company's independent registered public accounting firm, and considered whether the provision of those services is compatible with maintaining the auditors' independence.

  •
  The individual Committee members and the Committee as a whole comply with the independence requirements set forth in applicable regulations.

Based upon its reviews and discussions with the independent registered public accounting firm and management, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2007 for filing with the Securities and Exchange Commission.

R.L. Prince, Chair
W.W. Brittain
M.B. Esstman

Members of the Audit Committee

Stock Performance Graph

The following graph compares the Company's five-year cumulative total return over the period beginning January 1, 2002 and ending December 30, 2006 as compared to the NASDAQ Index, the S&P 500 Index, and a peer group index selected by the Company. The total shareholder return assumes $100 invested at the beginning of the period in Analysts International Common Stock and in each of the foregoing indices. It also assumes reinvestment of all dividends. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2006

ASSUMES INITIAL INVESTMENT OF $100
*TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
NOTE: TOTAL RETURNS BASED ON MARKET CAPITALIZATION

The peer group index reflects the stock performance of the following publicly traded companies in the Company's industry: Ciber, Comforce, Computer Task Group, Comsys, RCM Technologies, and Tech Team Global.

OTHER INFORMATION

Other Business

The three proposals that have been properly submitted for action by shareholders at the Annual Meeting are as listed in the Notice of Annual Meeting of Shareholders. Management is not aware of any other items of business which will be presented for shareholder action at the Annual Meeting. Should any other matters properly come before the meeting for action by shareholders, the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

2007 Shareholder Proposals

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2008 Annual Meeting of Shareholders must be received by the Company by December 14, 2007, to be considered for inclusion in the Company's proxy statement and related proxy for the 2008 Annual Meeting.

Also, if a shareholder proposal intended to be presented at the 2008 Annual Meeting but not included in the Company's proxy statement and proxy is received by the Company after February 27, 2008, then management named in the Company's proxy form for the 2008 Annual Meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company's proxy material.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the 1934 Act requires the Company's directors, and executive officers, and persons who beneficially own more than ten percent (10%) of the Company's Common Stock, to file with the Securities and Exchange Commission ("Commission") initial reports of beneficial ownership and reports of changes in beneficial ownership of common shares of the Company. Specific due dates for those reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by those due dated during fiscal 2006. Directors, officers and greater than ten percent shareholders are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations that no other reports were required, the Company believes that during the fiscal year ended December 30, 2006, all Form 3, Form 4 and Form 5 filing requirements were met.

ANNUAL REPORT

A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 30, 2006, including financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material.

FORM 10-K

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 30, 2006, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND A LIST OF EXHIBITS TO SUCH FORM 10-K. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K UPON THE ADVANCE PAYMENT OF REASONABLE FEES. REQUESTS FOR A COPY OF THE FORM 10-K AND/OR ANY EXHIBIT(S) SHOULD BE DIRECTED TO THE SECRETARY OF ANALYSTS INTERNATIONAL CORPORATION, 3601 WEST 76TH STREET, EDINA MN 55435. YOUR REQUEST MUST CONTAIN A REPRESENTATION THAT, AS OF MARCH 26, 2007, YOU WERE A BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE 2007 ANNUAL MEETING OF SHAREHOLDERS.

By the Order of the Board of Directors

Colleen M. Davenport Secretary

Whether or not you plan to attend the meeting, please fill in, date and sign the enclosed proxy exactly as your name appears thereon and mail it promptly in the enclosed envelope.

[BARCODE]

[BARCODE]	000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE		000000000.000000 ext 000000000.000000 ext
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ADD 1
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Annual Meeting Proxy Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG
V    THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    V

A	Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - B.A. Bonner	☐	☐	02 - W.W. Brittain	☐	☐	03 - K.K. Burhardt	☐	☐	+
	04 - M.B. Esstman	☐	☐	05 - M.J. LaVelle	☐	☐	06 - M.A. Loftus	☐	☐
	07 - R.L. Prince	☐	☐
		For	Against	Abstain
2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP as independent registered public accounting firm for the year ending December 29, 2007.	☐	☐	☐	3.	In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.
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Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG
V    THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    V

Proxy—Analysts International Corporation

PROXY FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints M.J. LaVelle and C. M. Davenport or either one of them with full power of substitution, as proxy or proxies, to vote all Common Shares of Analysts International Corporation of the undersigned at the Annual Meeting of Shareholders on May 24, 2007 and at all adjournments thereof, on the matters on the reverse side.

This Proxy will be voted as specified on the reverse side. If no specification is made, the Proxy will be voted in favor of the matters on the reverse side.

PLEASE COMPLETE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

(Continued and to be voted on reverse side.)

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TABLE OF CONTENTS
GENERAL INFORMATION
CORPORATE GOVERNANCE
PROPOSAL NUMBER ONE Election of Directors
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards At Fiscal Year-End
Option Exercises and Stock Vested
Nonqualified Deferred Compensation
Potential Payments upon Termination or a Change in Control
Director Compensation
PROPOSAL NUMBER TWO Ratification of Appointment of Independent Registered Public Accounting Firm
Comparison of 5 Year Cumulative Total Return Assumes Initial Investment of $100 December 2006
OTHER INFORMATION
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
ANNUAL REPORT
FORM 10-K